                                                                          EX-2.1


                            STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN

                            BRIGHTPOINT HOLDINGS B.V.

                                       AND

                        JOHN ALEXANDER DU PLESSIS CURRIE,

                             THE SOLE SHAREHOLDER OF

                                PERSEQUOR LIMITED

                            EFFECTIVE JANUARY 1, 2006

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I STOCK PURCHASE.................................................     1
   Section 1.01.  Purchase and Sale of Shares............................     1

ARTICLE II PURCHASE PRICE................................................     2
   Section 2.01.  Purchase Price.........................................     2
   Section 2.02.  Adjustment to Purchase Price...........................     2

ARTICLE III CLOSING......................................................     2
   Section 3.01.  The Closing............................................     2
   Section 3.02.  Seller's Obligations on Execution Date.................     2
   Section 3.03.  Buyer's Obligations on Execution Date..................     3
   Section 3.04.  Buyer's Conditions.....................................     4
   Section 3.05.  Buyer's Obligations on Date of Final Payment...........     5
   Section 3.06.  Termination of Agreement...............................     6

ARTICLE IV REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF
           SELLER REGARDING THE COMPANY..................................     6
   Section 4.01.  Organization and Standing; Authority...................     6
   Section 4.02.  Capital Structure of the Company and Related Matters;
                  Owner of Shares........................................     7
   Section 4.03.  Subsidiaries...........................................     7
   Section 4.04.  Transactions with Certain Persons......................     7
   Section 4.05.  Financial Statements...................................     8
   Section 4.06.  Outstanding Debt and Related Matters...................     8
   Section 4.07.  Taxes..................................................     8
   Section 4.08.  Compliance with Laws; No Default or Litigation.........     8
   Section 4.09.  Absence of Certain Changes.............................     9
   Section 4.10.  Absence of Undisclosed Liabilities.....................    10
   Section 4.11.  Real Property..........................................    10
   Section 4.12.  Assets.................................................    10
   Section 4.13.  Intellectual Property..................................    11
   Section 4.14.  Contracts..............................................    11
   Section 4.15.  Permits................................................    12
   Section 4.16.  Labor Relations; Employees.............................    12
   Section 4.17.  Employee Benefit Plans.................................    13
   Section 4.18.  Environmental, Health and Safety Matters...............    14
   Section 4.19.  Bank Accounts..........................................    14
   Section 4.20   Absence of Certain Business Practices..................    14
   Section 4.21.  Minute Books and Stock Record Books....................    14
   Section 4.22.  Directors and Officers.................................    14
   Section 4.23.  Brokerage..............................................    14
   Section 4.24.  Accounts Receivable....................................    15
   Section 4.25.  Insurance..............................................    15
   Section 4.26.  Litigation.............................................    15

   Section 4.27.  Divested Entity Liabilities............................    15
   Section 4.28.  All Material Information...............................    15

ARTICLE V REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF
          SELLER.........................................................    15
   Section 5.01.  Authority of Seller; No Violation......................    15

ARTICLE VI REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF
           BUYER.........................................................    16
   Section 6.01.  Organization...........................................    16
   Section 6.02.  Authority; Consent.....................................    16
   Section 6.03.  Consents and Approvals.................................    17
   Section 6.04.  Litigation.............................................    17
   Section 6.05.  No Brokers' or Finders' Fees...........................    17

ARTICLE VII SELLER COVENANTS.............................................    17
   Section 7.01.  Affirmative Covenants..................................    17
   Section 7.02.  Access Prior to Date of Final Payment..................    17

ARTICLE VIII POST-CLOSING COVENANTS......................................    18
   Section 8.01.  Retention of Records...................................    18
   Section 8.02.  Preparation of Tax Returns; Payment of Taxes...........    18
   Section 8.03.  Survival of Covenants..................................    18

ARTICLE IX SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
           INDEMNIFICATION-DISPUTES......................................    19
   Section 9.01.  Survival of Representations and Warranties.............    19
   Section 9.02.  Sellers' Indemnification...............................    19
   Section 9.03.  Buyer's Indemnification................................    19
   Section 9.04.  Defense of Third-Party Claims..........................    19
   Section 9.05.  Direct Claims..........................................    21
   Section 9.06.  Limitations............................................    21
   Section 9.07.  Payment of Losses......................................    22

ARTICLE X DEFINITIONS....................................................    22

ARTICLE XI MISCELLANEOUS.................................................    26
   Section 11.01. Assignment; Third Parties; Binding Effect..............    26
   Section 11.02. Expenses...............................................    26
   Section 11.03. Notices................................................    26
   Section 11.04. Remedies Not Exclusive.................................    27
   Section 11.05. Counterparts/Facsimile Signatures......................    27
   Section 11.06. Captions and Section Headings..........................    27
   Section 11.07. Waivers................................................    28
   Section 11.08. Amendments, Supplements or Modifications...............    28
   Section 11.09. Entire Agreement.......................................    28
   Section 11.10. Governing Laws.........................................    28
   Section 11.11. Interpretive Rules.....................................    28

   Section 11.12. Press Release and Announcements........................    28
   Section 11.13. Severability...........................................    29
   Section 11.14. No Strict Construction.................................    29

                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into this 23rd day of February, 2006 (the "Execution Date"), to be effective as of January 1, 2006, by and between BRIGHTPOINT HOLDINGS B.V., a private limited liability company organized and existing under the laws of the Netherlands ("Buyer"), and JOHN ALEXANDER DU PLESSIS CURRIE, an individual residing in Villa 24, Palm View, Desert Palm, Dubai, United Arab Emirates and the sole shareholder of Persequor Limited, a company incorporated in the British Virgin Islands (the "Seller").

                             PRELIMINARY STATEMENTS

     WHEREAS, Persequor Limited (the "Company") is engaged in the business of distributing wireless telecommunications devices and related accessories and providing a variety of services with respect thereto, including, without limitation, receiving, warehousing, fulfillment, programming, order management and distribution (the "Business");

     WHEREAS, Seller owns beneficially and of record one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company (the "Shares");

     WHEREAS, Buyer desires to acquire all of the Shares;

     WHEREAS, the board of directors of Buyer has approved and adopted this Agreement on the terms and conditions set forth herein;

     WHEREAS, Seller has approved and bound himself to the terms and conditions of this Agreement;

     WHEREAS, the parties hereto desire to enter into the transactions contemplated by this Agreement, all pursuant to the terms and conditions set forth herein; and

     WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings set forth in Article X;

     NOW THEREFORE, in consideration of the covenants, representations, warranties and mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                                 STOCK PURCHASE

     SECTION 1.01. PURCHASE AND SALE OF SHARES. Upon and subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and take assignment and delivery of, the Shares, free and clear of all Liens, together with all rights of any nature whatsoever now or hereafter attaching or accruing to them, and in exchange, Buyer shall pay the Purchase Price to Seller in accordance with Section 2.01 hereof. Each of the parties hereto acknowledges and agrees that Buyer is purchasing the Shares from Seller and Seller is selling the Shares to Buyer effective as of January 1, 2006 (the "Effective Date").

                                   ARTICLE II
                                 PURCHASE PRICE

     SECTION 2.01. PURCHASE PRICE. The aggregate purchase price shall be One Million US Dollars (US $1,000,000), payable as follows:

          (a) Twenty Thousand US Dollars (US $20,000) shall be paid to Seller on the Execution Date by wire transfer of immediately available United States funds to an account designated by Seller and communicated to Buyer for that purpose (the "Execution Date Payment"); and

          (b) Nine Hundred Eighty Thousand US Dollars (US $980,000) shall be paid to Seller by wire transfer of immediately available United States funds to an account designated by Seller and communicated to Buyer for that purpose on the completion, to Buyer's reasonable satisfaction, of all of the conditions set forth in Section 3.04 (the "Final Payment" which together with the Execution Date Payment, comprises the "Purchase Price"), provided, however, that the amount of the Final Payment may be adjusted pursuant to Section 2.02 hereof.

     SECTION 2.02. ADJUSTMENT TO PURCHASE PRICE. Following the Execution Date, the amount of the Final Payment may be adjusted by Buyer, based on the final audited statements, in the event that any of the conditions set forth in Section
3.04 have not been satisfied by Seller or waived by Buyer prior to February 28, 2006, including without limitation, in the event the Company does not have a net asset value of at least $850,000 pursuant to Section 3.04(d)(xi).

                                   ARTICLE III
                                     CLOSING

     SECTION 3.01. THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") will take place on the Execution Date; provided, however, each of the parties hereto acknowledges that for all purposes the Closing of the transactions shall be effective as of the Effective Date.

     SECTION 3.02. SELLER'S OBLIGATIONS ON EXECUTION DATE. On the Execution Date, Seller shall deliver (or cause to be delivered) to Buyer the following:

          (a) A counterpart to this Agreement, executed by Seller;

          (b) The disclosure schedules and exhibits to this Agreement;

          (c) Original certificates representing the Shares duly endorsed for transfer to Buyer;

          (d) That certain Employment Agreement, in a form reasonably satisfactory to Buyer and Seller, by and between Seller and the Company (the "Employment Agreement"), executed by Seller;

          (e) Resignations of the officers and directors of each of the Company and its Subsidiaries, effective as of the Effective Date;

          (f) That certain Termination Agreement, in a form provided by Buyer, and approved by Seller, by and among Brightpoint India Private Limited ("Brightpoint India"), the Company and Buyer (the "Shareholders Termination Agreement"), terminating that certain Shareholders Agreement by and among Brightpoint India, the Company and Buyer, dated as of November 1, 2003, as amended, executed by the Company;

          (g) That certain Termination Agreement, in a form provided by Buyer and approved by Seller, by and between Brightpoint India and the Company (the "Brightpoint India Termination Agreement"), terminating that certain Management Services Agreement by and between Brightpoint India and the Company, dated as of November 1, 2003, as amended, executed by the Company;

          (h) That certain Termination Agreement, in a form provided by Buyer and approved by Seller, by and between Brightpoint Asia Limited ("Brightpoint Asia") and the Company (the "Brightpoint Asia Termination Agreement"), terminating that certain Management Services Agreement by and between Brightpoint Asia and the Company, originally dated as of August 7, 2002, as amended and extended on July 1, 2004, executed by the Company;

          (i) That certain Restricted Stock Award Agreement, in a form reasonably satisfactory to Buyer, by and between Seller and Brightpoint, Inc. (the "Restricted Stock Award Agreement"), executed by Seller; and

          (j) That certain Release, in a form reasonably satisfactory to Buyer, executed by Seller in favor of Buyer.

     SECTION 3.03. BUYER'S OBLIGATIONS ON EXECUTION DATE. On the Execution Date, Buyer shall deliver (or cause to be delivered) to Seller the following:

          (a) A counterpart to this Agreement, executed by Buyer;

          (b) Payment of the Execution Date Payment;

          (c) A signed copy of board resolutions, or certified copies of relevant portions thereof, of Buyer, duly passed, approving the entering into and execution, delivery and performance of the obligations contained in this Agreement and other agreements contemplated hereby;

          (d) A copy of the Shareholders Termination Agreement, executed by Buyer and Brightpoint India;

          (e) A copy of the Brightpoint India Termination Agreement, executed by Brightpoint India;

          (f) A copy of the Brightpoint Asia Termination Agreement, executed by Brightpoint Asia;

          (g) A copy of the Employment Agreement, executed by Buyer; and

          (h) A copy of the Restricted Stock Award Agreement, executed by Brightpoint, Inc.

     SECTION 3.04. BUYER'S CONDITIONS. The obligation of Buyer to deliver the Final Payment in full shall be subject to the satisfaction of the following conditions prior to February 28, 2006, any or all of which conditions may be waived by Buyer in its sole and absolute discretion:

          (a) Material Adverse Affect. No fact, event or circumstance shall have occurred which has had or could reasonably be expected to have a Material Adverse Affect.

          (b) Satisfactory Due Diligence. Buyer, in its reasonable discretion, shall be satisfied with the results of its due diligence investigation of the Company and each of its Subsidiaries.

          (c) Accuracy of Representations, Warranties and Agreements. The representations and warranties made by Seller herein shall be true and correct as of the date of the Execution Date and the date of the Final Payment. Seller shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed and complied with by Seller at or prior to the date of the Final Payment.

          (d) Seller Deliveries. Buyer shall have received each of the following deliveries from Seller:

               (i) Evidence, in a form reasonably satisfactory to Buyer, that the Company has divested itself of any ownership of the following entities: (A) Sequor (Thailand) Limited, (B) Sisu Management Limited,
          (C) Afriquor Holdings Limited, (D) Persequor Holdings II Limited; (E) Persequor Holdings III Limited; (F) Persequor Holdings IV Limited; and
          (G) Persequor Holdings V Limited (collectively, the "Divested Entities");

               (ii) The audited consolidated balance sheet and statements of income and cash flows for the Company and its Subsidiaries as of and for the fiscal year ended as of December 31, 2005, with an unqualified report by the accounting firm Ernst & Young LLP;

               (iii) Evidence, in a form reasonably satisfactory to Buyer, that Seller has acquired from or otherwise caused Paul David Kerridge ("Kerridge"), Robert James Meredith ("Meredith") and Richard Tony Savill ("Savill") to transfer good and valid, marketable and fee title to the shares of Sequor Systems Limited ("Sequor") owned by Kerridge, Meredith and Savill, collectively representing a thirty-two percent (32%)
          minority interest in Sequor, to Buyer or the Company, free and clear of all Liens, so that the Company will own one hundred percent (100%) of the issued and outstanding capital stock of Sequor;

               (iv) Evidence, in a form reasonably satisfactory to Buyer, that the Company or one of its Subsidiaries owns, free and clear of all Liens, one hundred percent (100%) of the issued and outstanding capital stock of each of Sequor Systems FZE and Persequor Holding I FZE;

               (v) Evidence, in a form reasonably satisfactory to Buyer, that the Secondment Agreement by and between Brightpoint Asia and the Company, as amended (the "Secondment Agreement"), is in full force and effect and will continue in full force and effect after the Effective Date;

               (vi) All necessary and appropriate written waivers of all restrictions on the transfer of the Shares, including, without limitation, any preemptive or similar rights, from all relevant Persons, effective as of the Effective Date;

               (vii) Written confirmation from certain key employees of the Company listed on the attached Exhibit B that they have agreed to remain as employees of the Company after the Effective Date on terms and conditions reasonably acceptable to Buyer;

               (viii) The current organizational documents (with all amendments), the common seal, all books of account, all minute books, the stock ledger, and any other corporate records of the Company;

               (ix) Copies of any organizational documents (with all amendments) of each of the Subsidiaries;

               (x) All Closing Approvals;

               (xi) Written confirmation, satisfactory to Buyer in its sole and absolute discretion, that the Company has a net asset value (excluding any value attributable to shares of Brightpoint India, representing a fifteen percent (15%) minority interest in Brightpoint India, owned by the Company) greater than or equal to Eight Hundred Fifty Thousand US Dollars (US $850,000); for the avoidance of doubt, it is expressly understood by Buyer that in order to reach a net asset value of US $850,000, an amount equal to approximately US $525,000 will be considered as the value of the intangible assets, including software programs and intellectual property, in addition to capitalized software development costs of approximately US $415,000 during the year 2005; and

               (xii) Such further certificates, instruments and other documents requested by Buyer as may be reasonably required to effectively carry out the intent of this Agreement.

     SECTION 3.05. BUYER'S OBLIGATIONS ON DATE OF FINAL PAYMENT. On or before the date of the Final Payment, Buyer shall deliver (or cause to be delivered) to Seller the following:

          (a) Payment of the Final Payment, as adjusted pursuant to Section 2.02 hereof if necessary, in accordance with Section 2.01(b) hereof; and

          (b) Such further certificates, instruments and other documents requested by Seller as may be reasonably required to effectively carry out the intent of this Agreement.

     SECTION 3.06. TERMINATION OF AGREEMENT. Anything herein to the contrary notwithstanding, in lieu of adjusting the amount of the Final Payment in accordance with Section 2.02 hereof, this Agreement may be terminated by Buyer if any of Buyer's conditions set forth in Section 3.04 have not been satisfied or waived by Buyer prior to February 28, 2006.

                                   ARTICLE IV
              REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF SELLER
                             REGARDING THE COMPANY

     Seller represents and warrants to Buyer as follows (with the understanding that Buyer is relying on such representations and warranties in entering into and performing this Agreement):

     SECTION 4.01. ORGANIZATION AND STANDING; AUTHORITY.

          (a) Each of the Company and its Subsidiaries is a company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation and is licensed or qualified to conduct the Business and is in good standing in every jurisdiction where it is required to be so licensed or qualified. Each of the Company and its Subsidiaries possesses all requisite corporate power and authority necessary to carry on the Business as and where now conducted and to own or lease and operate its properties at and where now owned or leased and operated by it.

          (b) Neither the execution and delivery of this Agreement by Seller nor the consummation of the transactions contemplated hereby, nor compliance by each of the Company and its Subsidiaries with any of the provisions of this Agreement, will:

               (i) Conflict with, violate, result in a breach of, constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under any provision of the Company's or any of its Subsidiaries' charter documents and bylaws or other organization and/or governing documents, or any of the terms, conditions or provisions of any note, Lien, bond, mortgage, indenture, license, lease, contract, commitment, agreement, understanding, arrangement, restriction or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of the properties or assets of the Company or any of its Subsidiaries, may be bound;

               (ii) To Seller's Knowledge, violate any Law applicable to the Company or any of its Subsidiaries or any properties or assets of the Company or any of its Subsidiaries; or

               (iii) Constitute an event which, with or without notice, lapse of time or action by a third party, could result in the creation of any Lien upon any properties or assets of the Company or any of its Subsidiaries or cause the maturity of any liability, obligation or debt of the Company or any of its Subsidiaries to be accelerated or increased.

          (c) Except as set forth on Schedule 4.01, the execution, delivery, and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby, will not require any notice to, or consent, authorization or approval from, any Governmental Entity or any other third party on behalf of the Company or any of its Subsidiaries.

     SECTION 4.02. CAPITAL STRUCTURE OF THE COMPANY AND RELATED MATTERS; OWNER OF SHARES. The total authorized, issued and outstanding capital stock of the Company is set forth on Exhibit A. All outstanding capital stock of the Company has been duly authorized and validly issued and is fully paid and non-assessable. There are no outstanding options, warrants or other rights of any kind to acquire any shares of the Company's capital stock, nor any outstanding securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any shares of the Company's capital stock. The Company is not committed to issue any such option, warrant, right, security or capital stock of the Company. As of the Effective Date and immediately thereafter, the Shares shall constitute all of the issued and outstanding shares of the Company's capital stock, will be duly authorized, validly issued, fully-paid and non-assessable and will have been issued free and clear of all Liens and any preemptive or similar rights.

     SECTION 4.03. SUBSIDIARIES. Except for the Subsidiaries, the Company has no other subsidiaries. Schedule 4.03 attached hereto sets forth a true, complete and correct list of the Subsidiaries of the Company, and for each Subsidiary of the Company, (a) its name, (b) the number of authorized shares for each class of its capital stock, (c) the number of issued and outstanding shares of each class of its capital stock, (d) the names of the holders of such issued and outstanding shares and the number and class of shares held by each such holder, and (e) the number of shares of its capital stock held in treasury. The Company or one or more of its Subsidiaries holds of record and owns beneficially all of the outstanding shares of each Subsidiary of the Company, free and clear of any Liens or Taxes. As of the Effective Date and immediately thereafter, all of the issued and outstanding shares of capital stock of each Subsidiary of the Company will be duly authorized, validly issued, fully-paid and non-assessable and will have been issued free and clear of all Liens and of any preemptive or similar rights. None of the Subsidiaries has any outstanding options, warrants or other rights of any kind to acquire any shares of the Subsidiary's capital stock, nor any outstanding securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any shares of the Subsidiary's capital stock. None of the Subsidiaries is committed to issue any such option, warrant, right, security or capital stock of the Subsidiary.

     SECTION 4.04. TRANSACTIONS WITH CERTAIN PERSONS. Except for compensation paid for services rendered in the ordinary course of the Business or disclosed in the Financial Statements, or except as set forth on Schedule 4.04, neither the Company nor any of its Subsidiaries are owed any amount from, owe any amount to, have any contracts with or have any commitments to: (a) Seller; (b) any employee of the Company or any of its Subsidiaries; or (c) any Affiliate. Except as set forth on Schedule 4.04, no officer or director of the Company or any of its Subsidiaries (except in his or her capacity as such) has any direct or indirect interest in (i) any property or assets of the Company or any of its Subsidiaries, (ii) to the Knowledge of the Seller, any competitor, customer, supplier or agent of the Company or any of its Subsidiaries or (iii) to the Knowledge of the Seller, any Person which is a party to any contract or agreement with the Company or any of its Subsidiaries.

     SECTION 4.05. FINANCIAL STATEMENTS. True and complete copies of the audited consolidated balance sheet and statements of income and cash flow for the Company and its Subsidiaries as of and for the fiscal years ended December 31, 2004 and December 31, 2005 (collectively, the "Financial Statements"), are attached hereto as Schedule 4.05. The Financial Statements are true, correct and complete, and have been prepared from the books and records of the Company and its Subsidiaries in accordance with generally accepted accounting principles. The balance sheets included in the Financial Statements fairly present the financial condition of the Company and its Subsidiaries as of the respective dates thereof, and the income statements and statements of cash flows included in the Financial Statements fairly present the results of operations of the Company and its Subsidiaries for the periods indicated. The Financial Statements contain and reflect adequate provisions for all reasonably anticipated liabilities and adequate reserves for all reasonably anticipated losses, costs and expenses consistent with past practices.

     SECTION 4.06. OUTSTANDING DEBT AND RELATED MATTERS. All outstanding Debt of the Company and its Subsidiaries is set forth in the Financial Statements. There exists no default under the provisions of any instrument evidencing such Debt or of any agreement relating thereto. Except as set forth on Schedule 4.06, neither Seller nor any other Person has guaranteed any obligation of the Company or its Subsidiaries, including obligations with respect to Debt.

     SECTION 4.07. TAXES. All Returns required to be filed by the Company and each of its Subsidiaries with respect to any and all Taxes for the Tax periods ended on or before December 31, 2005 have been filed with the appropriate Taxing Authorities in all jurisdictions in which such Returns are required to be filed, and all such Returns are true, correct and complete and have been prepared in compliance with all applicable Laws. Neither the Company nor any of its Subsidiaries has received any notice of assessment or proposed assessment in connection with any Returns and there are no pending tax examinations of or tax claims asserted against the Company or any of its Subsidiaries, or any of the Company's or any of its Subsidiaries' assets or properties. Neither the Company nor any of its Subsidiaries has extended, or waived the application of, any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes. Neither the Company nor any of its Subsidiaries is subject to any penalty by reason of a violation of any order, rule or regulation of any Taxing Authority, or with respect to any Return. There are no Liens for Taxes on any of the assets or properties of the Company or any of its Subsidiaries except Liens for current Taxes not yet due and payable. Each of the Company and its Subsidiaries have made all deposits required by Law to be made with respect to employment taxes, including, without limitation, the portion of such deposits relating to Taxes imposed upon the Company or any of its Subsidiaries.

     SECTION 4.08. COMPLIANCE WITH LAWS; NO DEFAULT OR LITIGATION. Except as set forth on Schedule 4.08:

          (a) Each of the Company and its Subsidiaries has materially complied with all applicable Laws and holds all necessary licenses, consents and other permissions and approvals required to operate its Business as carried on by it and has complied with all legal and contractual requirements in relation to all transactions to which it has been a party; and

          (b) Neither the Company nor any of its Subsidiaries is a party to any litigation, arbitration, administrative proceedings, prosecutions, claims, disputes, investigations or to any other legal or contractual proceedings (collectively, "Proceedings") and to the Knowledge of Seller, there are no facts or circumstances subsisting which can reasonably be expected to give rise to such Proceedings and there are no unfulfilled or unsatisfied judgments or court orders against the Company or any of its Subsidiaries.

     SECTION 4.09. ABSENCE OF CERTAIN CHANGES. Since December 31, 2005, the Company and its Subsidiaries have been operated only in the ordinary and normal course of the Business, consistent with past practice, and there has occurred no fact, event or circumstance which has had or could reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, since December 31, 2005, neither the Company nor any of its Subsidiaries has:

          (a) sold, disposed of, transferred, assigned or leased any assets except for fair consideration in the ordinary course of its Business consistent with past practices;

          (b) created, incurred or assumed any Debt or guaranteed any such indebtedness except accounts payable incurred in the ordinary course of its Business consistent with past practices;

          (c) changed its accounting policies, procedures or methodologies;

          (d) made material commitments or agreements for capital expenditures or capital additions or betterments of a material nature;

          (e) delayed or postponed payment of accounts payable or other liabilities or obtained or attempted to obtain payment of any notes or Accounts Receivable owed to it prior to the due date thereof;

          (f) other than in the ordinary course of the Business consistent with past practice or as mutually agreed to by Buyer and the Company, changed the employment terms of, paid any bonus to, increased any salary or wages for or entered into any employment Contract with, any Person, instituted, modified or terminated any employee welfare, bonus, stock option, profit-sharing, retirement or similar plan or arrangement with any of its directors, officers or employees or deferred any salary or compensation owed to any employee, officer, director or independent contractor;

          (g) merged into, consolidated with or sold a substantial part of its assets to any other Person, or permitted any other Person to be merged or consolidated with it;

          (h) made or suffered any amendment or termination of any Contract, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, whether or not in the ordinary course of the Business;

          (i) suffered any material damage, destruction or loss, whether or not covered by insurance (i) adversely affecting its Business, operations, assets or properties or (ii) of any item or items carried on its books of account, or suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utility or other services required to conduct its Business; or

          (j) declared, set aside, or paid any dividend or made or agreed to make any other distribution or payment in respect of any shares of its capital stock, or, directly or indirectly, purchased, redeemed, issued or otherwise acquired or disposed of any of its shares of capital stock or granted any option relating to any of its shares of capital stock.

     SECTION 4.10. ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth on
Schedule 4.10 or in the Financial Statements or notes thereto, neither the Company nor any of its Subsidiaries has any liabilities, either direct or indirect, accrued, matured or unmatured or absolute, contingent or otherwise, other than those liabilities which are not unusual in nature or amount incurred, consistent with past practice in the Business, in or as a result of the normal and ordinary course of the Business.

     SECTION 4.11. REAL PROPERTY.

          (a) Schedule 4.11(a) contains a complete list of all interests in real property owned, leased or otherwise held by the Company and each of its Subsidiaries in the conduct of the Business or upon which its assets are located, specifying which are leased (the "Real Property"). With respect to the Real Property:

               (i) There is no condemnation proceeding, eminent domain proceeding or compulsory acquisition order, as applicable, pending or, to the Knowledge of Seller, threatened against the Real Property;

               (ii) There are no facts which would prevent the Real Property from being occupied after the Effective Date in substantially the same manner as immediately before the Effective Date; and

               (iii) No notice of a violation of any Laws, or of any covenant, condition, easement or restriction affecting the Real Property or relating to its use or occupancy has been received, to the Knowledge of Seller, by the Company.

          (b) Except as set forth on Schedule 4.1l(b), the Real Property is not, to the Knowledge of Seller, subject to any Liens (other than the Lien, if any, of current property taxes and assessments not yet due and payable).

     SECTION 4.12. ASSETS. The Company and its Subsidiaries have good and valid title to, or a valid and enforceable license or leasehold interest in, the properties and assets, tangible or intangible, shown on the Balance Sheet or acquired thereafter, free and clear of all Liens, except for Liens for property taxes not yet due and payable and except for properties and assets disposed of in the ordinary course of the Business since December 31, 2005. Each of the Company and its Subsidiaries owns, has a valid leasehold interest in, or has a valid and enforceable license to use, all of the assets, properties and rights, whether tangible or intangible, necessary for the conduct of the Business as presently conducted and presently proposed to be conducted.

     SECTION 4.13. INTELLECTUAL PROPERTY. Schedule 4.13 sets forth a true, complete and correct list and summary description of all Intellectual Property owned or used by the Company or any of its Subsidiaries in the conduct of the Business. The Company and its Subsidiaries own or are properly licensed to use all Intellectual Property used in or necessary to conduct the Business. To the Knowledge of Seller, neither the Company nor any of its Subsidiaries infringe upon or unlawfully or wrongfully use any Intellectual Property owned or claimed by another. Neither the Company nor any of its Subsidiaries is in default under, or has received any notice of any claim of infringement or any other claim or proceeding relating to any such Intellectual Property. Each of the Company and its Subsidiaries has taken commercially reasonable measures to protect the secrecy, confidentiality and value of its trade secrets and proprietary data and third party trade secrets and proprietary data which have been entrusted to it.

     SECTION 4.14. CONTRACTS.

          (a) Schedule 4.14(a) lists all contracts, agreements, arrangements and understandings (whether oral or written), including all amendments thereto, to which the Company or any if its Subsidiaries is a party (or by which the assets or properties of the Company or any of its Subsidiaries is bound) (the "Contracts"), including, without limitation, the agreements set forth below; provided, however, that an agreement need not be disclosed on
     Schedule 4.14(a) and shall not be deemed a "Contract" if it requires the Company or any of its Subsidiaries to pay, or authorizes the Company or any of its Subsidiaries to receive aggregate payments of US $10,000 or less in any given year:

               (i) all loans, lines of credit, letters of credit, security agreements, pledges, mortgages, hypothecations, loan agreements, guaranties, or other payment or collateral obligations;

               (ii) agreements with vendors;

               (iii) agreements of guaranty or indemnification;

               (iv) agreements, contracts and commitments containing any covenant, condition or promise limiting the right of the Company or any of its Subsidiaries to engage in any activity or compete with any Person;

               (v) written employment agreements, contracts, policies and commitments with any employees, directors or officers, including, without limitation, those relating to severance;

               (vi) agreements with employees as a group or individually;

               (vii) contracts with subcontractors and other service providers;

               (viii) contracts with suppliers and vendors of parts, equipment, consumables and other items used by the Company or any of its Subsidiaries in the ordinary course of its Business;

               (ix) joint venture or partnership agreements;

               (x) software license agreements;

               (xi) shareholders agreements or agreements with all or any of the directors of the Company or any of its Subsidiaries; and

               (xii) all other contracts, agreements, purchase orders and commitments necessary to operate the Business substantially in the manner in which it historically has been operated.

          (b) All of the Contracts are valid and, to Seller's Knowledge, are binding and enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and by the availability of equitable remedies, are in full force and effect and, except as otherwise specified on Schedule 4.14(b), will continue in full force and effect after the Effective Date without the consent of any other party. Except as set forth on Schedule 4.14(b), there is no existing default by the Company or any of its Subsidiaries and, to the Knowledge of Seller, there is no existing default by any third party or any event which, with or without notice or lapse of time, or both, would constitute a default or result in a right to accelerate or loss of rights under or with respect to any of the Contracts. Neither the Company nor any of its Subsidiaries is a party to, and neither the Company nor any of its Subsidiaries nor any of their assets are bound by the provisions of, any contract (including purchase orders, blanket purchase orders and agreements and delivery orders) with any Governmental Entity.

     SECTION 4.15. PERMITS. Each of the Company and its Subsidiaries possesses all franchises, licenses, permits, certificates, approvals, consents, clearances, notifications, registrations and other authorizations necessary to conduct its Business as now conducted (the "Permits") and such Permits are listed on Schedule 4.15. Except as set forth on Schedule 4.15, all Permits are in full force and effect and, to the Knowledge of Seller, after the Effective Date, will continue in full force and effect without the consent of any other party or Governmental Entity.

     SECTION 4.16. LABOR RELATIONS; EMPLOYEES.

          (a) Except as set forth on Schedule 4.16(a): (i) each of the Company's and the Subsidiaries' employees are not members of any trade union; (ii) neither the Company nor any of its Subsidiaries has agreed to recognize any trade union or other collective bargaining representative, nor has any trade union or other collective bargaining representative been certified as the exclusive bargaining representative of any of its employees; and (iii) there is no question concerning representation as to any collective bargaining representative concerning employees of the Company or any of its Subsidiaries, and no trade union or representative thereof claims to or is seeking to represent employees of the Company or any of its Subsidiaries. No trade union organizational campaign or representation petition is currently pending with respect to any of the employees of the Company or any of its Subsidiaries, nor has any such campaign or petition occurred at any time during the previous twenty four (24) months. There is no labor strike or labor dispute, slowdown, work stoppage or lockout pending or, to the Knowledge of Seller, threatened against or affecting the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has experienced any labor strike, slowdown, work stoppage or lockout. Except as set forth on Schedule 4.16(a), neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, other labor contract or individual agreement applicable to any of its employees.

          (b) Except as set forth on Schedule 4.16(b), each of the Company and its Subsidiaries (i) is, and has always been, to the Knowledge of Seller, in compliance with all applicable Laws regarding labor and employment practices, including, without limitation, Laws relating to terms and conditions of employment, equal employment opportunity, employee compensation, employee benefits, affirmative action, wages and hours, plant closing and mass layoff, occupational safety and health, immigration, workers' compensation, disability, unemployment compensation, whistle blower laws or other employment or labor relations laws, (ii) is not engaged, nor has it engaged, in any unfair labor practices, and there are no claims in existence, pending or, to the Knowledge of Seller, threatened against the Company or any of its Subsidiaries by a current or former employee for an unfair labor practice, and (iii) has no charges, complaints or proceedings before an Governmental Entity responsible for regulating labor or employment practices pending or, to the Knowledge of Seller, threatened against it.

          (c) Schedule 4.16(c) sets forth a true and complete list of all employees of the Company and each of its Subsidiaries, showing for each employee name, hire date, current job title or description, current salary level, accrued but unpaid vacation, any bonus, commission or other remuneration paid during the most recently completed fiscal year and a list of other terms of any and all material agreements affecting such employee. Except as set forth on Schedule 4.16(c), as of the date hereof none of the employees of the Company or any of its Subsidiaries is currently on short-term or long term disability, absence, maternity or other leave of absence. All contracts of service to which the Company or any of its Subsidiaries is a party can be terminated by it without payment of compensation (save as provided by applicable Law) and without giving rise to any claim for damages by three (3) months' notice or less.

          (d) The Secondment Agreement is in full force and effect and, to the Knowledge of Seller, will continue in full force and effect after the Effective Date without the consent of any other party.

     SECTION 4.17. EMPLOYEE BENEFIT PLANS. Schedule 4.17 sets forth a true, complete and correct list of all "employee benefit plans", bonus, incentive, deferred compensation, stock or stock option plans or arrangements, severance, change-in-control and other employee fringe benefit plans or arrangements, whether oral or written, under which any employee or former employee of the Company or any of its Subsidiaries has any present or future right to benefits or under which the Company or any of its Subsidiaries has any liability for present or future payment of benefits (the "Benefit Plans"). Each Benefit Plan has been maintained, operated and administered in compliance with its terms and any related documents or agreements and all applicable Laws, in all material respects. With respect to any Benefit Plan, no actions, audits, investigations, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Seller, threatened.

     SECTION 4.18. ENVIRONMENTAL, HEALTH AND SAFETY MATTERS. Except as set forth on Schedule 4.18, (a) each of the Company and its Subsidiaries has complied and is in compliance with all applicable Environmental, Health and Safety Laws, in all material respects; and (b) neither the Company nor any of its Subsidiaries has received any written requests for information, notice, demand, letter, administrative inquiry or formal or informal complaint or claim with respect to the environment.

     SECTION 4.19. BANK ACCOUNTS. Set forth on Schedule 4.19 is a true, correct and complete list of all bank and securities accounts maintained by each of the Company and its Subsidiaries and a list of persons authorized to sign on behalf of each of the Company and its Subsidiaries with respect to each such account.

     SECTION 4.20. ABSENCE OF CERTAIN BUSINESS PRACTICES. Except as set forth on Schedule 4.20, neither the Company, its Subsidiaries, Seller nor any other Persons acting on behalf of any of them has given or agreed to give, directly or indirectly, any gift or similar benefit to any governmental employee or other Person who is or may be in a position to help or hinder the Business (or assist the Company or any of its Subsidiaries in connection with any actual or proposed transaction relating to the Business), which might subject the Company or any of its Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding or which, if not continued in the future, could reasonably be expected to adversely effect the Company or any of its Subsidiaries.

     SECTION 4.21. MINUTE BOOKS AND STOCK RECORD BOOKS. To the Knowledge of Seller, the minute books of the Company and each of its Subsidiaries contain complete and accurate records of all official meetings and other official corporate actions of its shareholders and board of directors, including committees of the board of directors. The stock record books of the Company and each of its Subsidiaries contain a complete and accurate record of the current ownership of all outstanding shares of capital stock of the Company and each of its Subsidiaries. To the Knowledge of the Seller, all other books and records of the Company and each of its Subsidiaries are complete and accurate.

     SECTION 4.22. DIRECTORS AND OFFICERS. Schedule 4.22 sets forth a true, complete and correct list of all of the directors and officers of each of the Company and its Subsidiaries on the date hereof.

     SECTION 4.23. BROKERAGE. No agent, broker, investment banker or other person or firm acting on behalf of any of Seller, the Company, any of the Subsidiaries of the Company, or the directors or officers of the Company or any of its Subsidiaries, or under the authority of any of them, is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, from the Company and/or any of its Subsidiaries and/or Seller in connection with any of the transactions contemplated hereby.

     SECTION 4.24. ACCOUNTS RECEIVABLE. All Accounts Receivable are presented on the Balance Sheet net of reserves for doubtful accounts, bona fide claims against debtors for sales or other charges arising in the ordinary course of the Business, and no debtor thereunder has asserted any defense thereto. The Accounts Receivable, net of reserves for doubtful accounts, are collectible in the ordinary course of the Business (without the necessity of legal proceedings). All liabilities that should be recorded as accounts payable pursuant to generally accepted accounting principles are so recorded.

     SECTION 4.25. INSURANCE. The assets, properties and operations of the Company and each of its Subsidiaries are insured under various policies of general liability and other forms of insurance, all of which have been delivered to Buyer. All premiums for insurance due through the date hereof have been paid in full. The insurance coverages maintained by the Company and each of its Subsidiaries comply with the requirements of all Contracts and all applicable Laws in all material respects.

     SECTION 4.26. LITIGATION. Except as set forth on Schedule 4.26, there is no action, proceeding or investigation before any Governmental Entity pending or, to the Knowledge of Seller, threatened in writing against the Company or any of its Subsidiaries which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby.

     SECTION 4.27. DIVESTED ENTITY LIABILITIES. Except as set forth on Schedule 4.27, neither the Company nor any of its Subsidiaries have any liabilities, either direct or indirect, accrued, matured or unmatured or absolute, contingent or otherwise, related to or resulting from any of the Divested Entities.

     SECTION 4.28. ALL MATERIAL INFORMATION. No representation or warranty made herein by Seller and no statement contained in any certificate or other instrument furnished or to be furnished to Buyer by Seller in connection with the transactions contemplated by this Agreement contains or will contain an untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make any representation, warranty, or other statement of Seller not misleading.

                                    ARTICLE V
              REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF SELLER

     Seller represents and warrants to Buyer as follows (with the understanding that Buyer is relying on such representations and warranties in entering into and performing this Agreement):

     SECTION 5.01. AUTHORITY OF SELLER; NO VIOLATION.

          (a) Seller has the full capacity, right, power and authority to enter into, execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement, and to comply with and fulfill the terms and conditions of this Agreement. This Agreement constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and by the availability of equitable remedies. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, will constitute an event which, with or without notice, lapse of time or action by a third party, could result in the creation of any Lien upon any of the Shares owned by Seller.

          (b) Except as set forth on Schedule 5.01, the execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby will not require any notice to, or consent, authorization or approval from, any Governmental Entity or any other third party.

          (c) Seller is the holder of record and owns beneficially all of the Shares, free and clear of all Liens. As of the Effective Date, Buyer will receive good and valid title to the Shares owned by Seller, free and clear of all Liens.

                                   ARTICLE VI
              REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF BUYER

     Buyer represents and warrants to Seller as follows (with the understanding that Seller is relying on such representations and warranties in entering into and performing this Agreement):

     SECTION 6.01. ORGANIZATION. Buyer is a company duly organized, validly existing and in good standing under the Laws of the Netherlands. Buyer has all the requisite power and authority to own, lease and operate its properties and carry on its business as it is now being conducted.

     SECTION 6.02. AUTHORITY; CONSENT. Buyer has the full capacity, right, power and authority to enter into, execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to comply with and fulfill the terms and conditions of this Agreement. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Buyer. This Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms and conditions. No further action is necessary by Buyer to make this Agreement valid and binding upon Buyer and enforceable against Buyer in accordance with the terms hereof or to carry out the transactions contemplated hereby. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions of this Agreement, will:

          (a) Conflict with, violate, result in a breach of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under any provision of Buyer's charter documents or bylaws or other organization and/or governing documents, or under any of the terms, conditions or provisions of any note, Lien, bond, mortgage, indenture, license, lease, contract, commitment, agreement, understanding, arrangement, restriction or other instrument or obligation to which Buyer is a party or by which Buyer or any of its respective properties or assets may be bound;

          (b) Violate any Law applicable to Buyer or any properties or assets of Buyer; or

          (c) Constitute an event which, with or without notice, lapse of time or action by a third party, could result in the creation of any Lien, upon any of the assets or properties of Buyer, or cause the maturity of any liability, obligation, or debt of Buyer to be accelerated or increased.

     SECTION 6.03. CONSENTS AND APPROVALS. Except as set forth on Schedule 6.03, the execution and delivery by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby will not require any notice to, or consent, authorization, or approval from any Governmental Entity or any other third party. Except as set forth on Schedule 6.03, any and all notices, consents, authorizations and approvals set forth on Schedule 6.03 have been made and obtained.

     SECTION 6.04. LITIGATION. Except as set forth on Schedule 6.04, there is no action, proceeding or investigation before any Governmental Entity pending or, to the Knowledge of Buyer, threatened in writing against Buyer which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby.

     SECTION 6.05. NO BROKERS' OR FINDERS' FEES. No agent, broker, investment banker or other person or firm acting on behalf of Buyer or any of its respective directors or officers, or under the authority of any of them, is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, from Buyer in connection with any of the transactions contemplated hereby.

                                   ARTICLE VII
                                SELLER COVENANTS

     Between the Execution Date and the date of the Final Payment:

     SECTION 7.01. AFFIRMATIVE COVENANTS. Seller shall cause the Company and each of its Subsidiaries to:

          (a) Operate the Business in the ordinary course consistent with past practice; and

          (b) Comply in all material respects with all applicable Laws.

     SECTION 7.02. ACCESS PRIOR TO DATE OF FINAL PAYMENT. Prior to the date of the Final Payment, Seller, the Company and each of its Subsidiaries shall provide Buyer and its representatives with reasonable access (at reasonable times, on reasonable prior notice and in a manner so as not to interfere with the normal business operations of the Company or any of its Subsidiaries or the Business) to, and will make available for inspection and review, all properties, books, records and accounts and personnel of the Company and each of its Subsidiaries in order that Buyer may have a reasonable opportunity to make such investigation as it shall desire to make of the Business, the Company and each of its Subsidiaries subject to Buyer agreeing to ensure that all such information shall be treated by it and its representatives as strictly confidential at all times.

                                  ARTICLE VIII
                             POST-CLOSING COVENANTS

     SECTION 8.01. RETENTION OF RECORDS. Each of the Company and its Subsidiaries shall retain possession of all files and records which relate to the Business before the Effective Date, for a period of at least seven (7) years from the Effective Date. In addition, from and after the Effective Date, upon reasonable notice and during normal business hours, Buyer shall provide access to Seller and his attorneys, accountants and other representatives, at Seller's expense, to such files and records as Seller may reasonably deem necessary to properly prepare for, file, prove, answer, prosecute and/or defend any Return, filing, audit, protest, claim, suit, inquiry or other proceeding in connection with the Business relating to periods preceding the Effective Date.

     SECTION 8.02. PREPARATION OF TAX RETURNS; PAYMENT OF TAXES.

          (a) Seller shall be responsible for preparing and filing with the appropriate Taxing Authorities all Returns with respect to the Company and its Subsidiaries for any taxable period ending on or prior to the Effective Date. Buyer, including the Company and its Subsidiaries following the Effective Date, will cooperate with Seller to make available all necessary records and timely take all action necessary to allow Seller to file, or prepare to file, as the case may be, any such Returns, including, without limitation, by providing or causing to be provided to Seller any powers of attorney that Seller reasonably requests for purposes of filing any Returns. Seller shall prepare such Returns in accordance with the Company's and its Subsidiaries' past practices.

          (b) Buyer, including the Company and its Subsidiaries following the Effective Date, shall be responsible for preparing and filing with the appropriate Taxing Authority all Returns that relate to the Taxes of the Company and its Subsidiaries other than those described in Section 8.02(a), above, and for paying all Taxes shown as due by the Company and its Subsidiaries on such Returns. Seller shall cooperate with Buyer and make available any necessary records and timely take any action reasonably necessary to allow Buyer (including the Company and its Subsidiaries following the Effective Date) to file, or prepare and file, as the case may be, any Returns of the Company and its Subsidiaries as contemplated in this
     Section 8.02(b).

          (c) Seller will not file or cause to be filed any amended Return which adversely affects the Tax liability of the Company or any of its Subsidiaries, or can be reasonably expected to adversely affect the future Tax liability of the Company or any of its Subsidiaries, without the prior written consent of Buyer. Buyer will not file or allow or cause to be filed any amended Return for the Company or any of its Subsidiaries covering any period or adjusting any Taxes for a period which includes any period ending on or prior to the Effective Date which adversely affects the tax liability of the Company or any of its Subsidiaries, without the prior written consent of Seller.

     SECTION 8.03. SURVIVAL OF COVENANTS. Notwithstanding the Closing of the transactions contemplated under this Agreement, the covenants contained in this
Article VIII
shall survive the Closing and shall remain enforceable thereafter against each of the Company and its Subsidiaries, Buyer and Seller in accordance with their terms.

                                   ARTICLE IX
          SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION;
                                    DISPUTES

     SECTION 9.01. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Notwithstanding the Closing of the transactions contemplated under this Agreement, or any investigation made by or on behalf of Buyer or the Knowledge of Buyer, but subject to the limitations set forth in Section 9.06 below, the representations and warranties of Seller contained in this Agreement shall survive the Closing.

     SECTION 9.02. SELLERS' INDEMNIFICATION. Seller shall indemnify, defend and hold harmless Buyer, the Company (from and after the Effective Date) and each of Buyer's and the Company's respective Affiliates, subsidiaries, shareholders, directors, officers, employees and agents, other than Seller and his Affiliates (not including the Company) (collectively, "Buyer's Indemnitees") from any and all Losses resulting from or attributable to (i) the breach of, or misstatement in, any one or more of the representations or warranties of Seller set forth in this Agreement, (ii) any claims, demands, suits, investigations, proceedings or actions by any third party containing or relating to allegations that, if true, would constitute a breach of, or misstatement in, any one or more of the representations or warranties of Seller set forth in this Agreement, (iii) the failure to perform or breach of any of the covenants of Seller set forth in this Agreement, (iv) the operation of the Business prior to the Effective Date, and
(v) any liability related to or resulting from any of the Divested Entities.

     SECTION 9.03. BUYER'S INDEMNIFICATION. Buyer shall indemnify, defend and hold harmless Seller and his Affiliates (other than the Company) from any and all Losses resulting from or attributable to (i) the breach of, or misstatement in, any one or more of the representations or warranties of Buyer set forth in this Agreement, (ii) any claims, demands, suits, investigations, proceedings or actions by any third party containing or relating to allegations that, if true, would constitute a breach of, or misstatement in, any one or more of the representations or warranties of Buyer set forth in this Agreement, or (iii) the failure to perform or breach of any of the covenants of Buyer set forth in this Agreement.

     SECTION 9.04. DEFENSE OF THIRD-PARTY CLAIMS.

          (a) In the event that any party shall claim that it is entitled to be indemnified pursuant to the terms of this Article IX, such party (the "Claiming Party") shall promptly notify the party against which the claim is made (the "Indemnifying Party") in writing (a "Claim Notice") of such claim promptly after the Claiming Party receives notice of any action, proceeding, investigation, audit, examination, demand or assessment or other claim of a third party, including a Governmental Entity (a "Third Party Claim"), that may reasonably be expected to result in a claim for indemnification by the Claiming Party against the Indemnifying Party. The Claim Notice shall specify the breach of warranty, representation, agreement or covenant claimed by the Claiming Party and the Losses which may have been or may be incurred by, or imposed upon, the Claiming Party on account thereof with reasonable particularity. If such Losses are liquidated in amount, the Claim Notice shall so state and such amount shall be deemed the amount of the claim of the Claiming Party. If such Losses are not liquidated, the Claim Notice shall so state and, in such event, a claim shall be deemed asserted against the Indemnifying Party on behalf of the Claiming Party, but no payment shall be made on account thereof until the amount of such claim is liquidated and the claim is finally determined.

          (b) The following provisions shall apply to claims of the Claiming Party which are based upon a Third Party Claim:

               (i) The Indemnifying Party shall have the option, exercisable at any time in the ten (10) days following receipt of the Claim Notice, at its expense, to defend such Third Party Claim in its own name or, if necessary, in the name of the Claiming Party. The Claiming Party shall cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested of the Claiming Party, and the Claiming Party shall have the right, at the Claiming Party's expense, to participate in the defense. The Indemnifying Party shall have the right to settle and compromise such Third Party Claim only with the prior written consent of the Claiming Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless the following shall apply (in which case the Indemnifying Party may settle and compromise such Third Party Claim without the prior written consent of the Claiming Party): (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no affect on any other claims that may be made against the Claiming Party; and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party. If the Claiming Party fails to consent to any settlement or compromise offer, the Indemnifying Party may continue to contest such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party for such Third Party Claim shall not exceed such settlement or compromise offer.

               (ii) Regardless of whether the Indemnifying Party elects to defend the Third Party Claim, the Indemnifying Party shall also have the right within twenty (20) days from receipt of the Claim Notice to notify the Claiming Party that the Indemnifying Party disputes the merits or amount of the Third Party Claim and/or that the Third Party Claim is the subject of indemnification hereunder. Such dispute shall not affect the Indemnifying Party's right to defend the Third Party Claim under subsection (i), above.

               (iii) In the event the Indemnifying Party does not notify the Claiming Party that the Indemnifying Party wishes to defend, or fails to adequately defend, such Third Party Claim, then the Claiming Party shall have the right to conduct a defense against such Third Party Claim and shall have the right to settle and compromise such Third Party Claim without having to first obtain the consent of the Indemnifying Party.

          (c) The Indemnifying Party shall have twenty (20) days from the receipt of a Claim Notice to notify the Claiming Party that the Indemnifying Party disputes such claim. If the Indemnifying Party does not timely notify the Claiming Party of such dispute, then the amount of such claim shall be deemed, conclusively, a liability of the Indemnifying Party hereunder.

     SECTION 9.05. DIRECT CLAIMS. In any case in which the Claiming Party seeks indemnification hereunder which is not subject to Section 9.04 because no Third Party Claim is involved, the Claiming Party shall notify the Indemnifying Party in writing of any Losses which the Claiming Party claims are subject to indemnification under the terms hereof. The failure of the Claiming Party to exercise promptness in such notification shall not constitute a waiver of such claim unless the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim.

     SECTION 9.06. LIMITATIONS.

          (a) Maximum Amount of Indemnified Costs. In no event shall the Indemnifying Party in the aggregate be liable to the Claiming Party for Losses which exceed the Purchase Price (actually received by Seller), except this limitation shall not apply to any claims involving fraud, bad faith, or intentional misconduct or to claims relating to breach of, or misstatement in, any representation or warranty or covenant set forth in any of the following Sections: 4.01, 5.01, 4.02, 4.03, 4.07, 6.01, or
     9.02(v), unless otherwise barred by the applicable statute of limitations or other Law ("Indemnification Cap").

          (b) In no event will any amount be recovered from the Indemnifying Party for Losses until the aggregate amount of all such Losses incurred by the Claiming Party exceed US $50,000, in which event the Indemnifying Party will be obligated, subject to the other provisions of this Agreement, to indemnify the Claiming Party to the full extent of any such Losses that exceeds US $50,000; provided, however, that Seller's liability for any Losses will not be limited as set forth above in this Section 9.06(b) if such Losses relate to a breach of any representation, warranty or covenant contained in Sections 4.01, 5.01, 4.02, 4.03, 4.07, 6.01 or Section
     9.02(v).

          (c) Limitation as to Time. No Indemnifying Party shall be liable for any Losses with respect to a breach of a representation or warranty unless a written claim for indemnification is given by the Claiming Party to the Indemnifying Party with respect thereto on or before the date which is two
     (2) years after the Effective Date, except this limitation shall not apply to any claims involving fraud, bad faith, or intentional misconduct or to claims relating to breach of, or misstatement in, any representation, warranty or covenant set forth in any of the following Sections: 4.01, 5.01, 4.02, 4.03, 4.07, 6.01, or 9.02(v) unless otherwise barred by the applicable statute of limitations or other Law.

          (d) Seller will have no liability in respect of any claim of indemnification:

               (i) to the extent that it arises or is increased as a result of the passing of, or change in, any law, rule, regulation, interpretation of the law or administrative practice of a government, government department, agency or regulatory body.

               (ii) to the extent that it relates to any Loss for which Buyer or any Affiliate has recovered or will reasonably recover under an existing contract of insurance (but not including any deductible or self-retention limit).

          (e) If any potential claim of indemnification arises as a result of a contingent or unquantifiable liability of any Affiliate, Seller will not be obliged to pay any sum in respect of the potential claim until the liability either ceases to be contingent or becomes reasonably quantifiable.

          (f) Seller will have no liability in respect of any claim of indemnification to the extent that the circumstances of such claim are within the Knowledge of Buyer, as of the date of this Agreement.

          (g) Any payment made by Seller in respect of any claim of indemnification will be deemed to be a reduction in the Purchase Price payable.

     SECTION 9.07. PAYMENT OF LOSSES. The Indemnifying Party shall pay to the Claiming Party in cash the amount to which the Claiming Party may become entitled by reason of the provisions of this Article IX, such payment to be made within ten (10) days after such amount is finally determined either by mutual agreement of the parties or pursuant to the final unappealable judgment of a court of competent jurisdiction.

                                    ARTICLE X
                                   DEFINITIONS

     As used in this Agreement, the following terms have the meanings indicated below:

     "Accounts Receivable" means all accounts and notes receivable, rights to refunds, and deposits of any kind of the Company and its Subsidiaries.

     "Affiliate" means any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, limited liability company, joint stock company, trust, or unincorporated organization, that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the Company or any of its Subsidiaries or Seller. For purposes of this definition, "control" means the ability to direct the operation or management of a Person, whether by contract, ownership of securities, status as director, officer or other position therein, or otherwise.

     "Agreement" has the meaning specified in the preamble.

     "Balance Sheet" means the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2005 delivered to Buyer as part of the Financial Statements pursuant to this Agreement.

     "Benefit Plans" has the meaning specified in Section 4.17.

     "Brightpoint Asia" has the meaning specified in Section 3.02(h).

     "Brightpoint Asia Termination Agreement" has the meaning specified in
Section 3.02(h).

     "Brightpoint India" has the meaning specified in Section 3.02(f).

     "Brightpoint India Termination Agreement" has the meaning specified in
Section 3.02(g).

     "Business" has the meaning specified in the Preliminary Statements of this Agreement.

     "Buyer" has the meaning specified in the preamble.

     "Buyer's Indemnitees" has the meaning specified in Section 9.02.

     "Claiming Party" has the meaning specified in Section 9.04(a).

     "Claim Notice" has the meaning specified in Section 9.04(a).

     "Closing" has the meaning specified in Section 3.01.

     "Closing Approvals" means all approvals, consents (including, without limitation, Free Trade Zone consents) or waivers required to be obtained by Seller, the Company or any of its Subsidiaries to consummate the transactions contemplated by this Agreement, including any consents or approvals required to avoid a default under any Contract resulting from the transactions described herein, required by any Governmental Entity or any other approvals, consents or waivers necessary or appropriate to consummate the transactions contemplated by this Agreement.

     "Company" has the meaning specified in the Preliminary Statements of this Agreement.

     "Contracts" has the meaning specified in Section 4.14(a)

     "Debt" means (i) any obligations under any indebtedness for borrowed money (including, without limitation, all obligations for principal, interest, premiums, penalties, fees, expenses, breakage costs and bank overdrafts thereunder), (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (iv) any indebtedness pursuant to a guarantee, (v) any indebtedness secured by a Lien on a Person's assets, (vi) any obligations under capitalized leases or with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss and (vii) all obligations for the deferred and unpaid purchase price of property or services (other than trade payables and accrued expenses incurred in the ordinary course of the Business consistent with past practice).

     "Divested Entities" has the meaning specified in Section 3.04(d)(i).

     "Effective Date" has the meaning specified in Section 1.01.

     "Employment Agreement" has the meaning specified in Section 3.02(d).

     "Environmental, Health and Safety Laws" means any applicable Laws relating to the environment, safety, or health.

     "Execution Date" has the meaning specified in the preamble.

     "Execution Date Payment" has the meaning specified in Section 2.01(a).

     "Final Payment" has the meaning specified in Section 2.01(b).

     "Financial Statements" has the meaning specified in Section 4.05.

     "Governmental Entity" means any court, arbitrator, government agency, department, commission, board, bureau, authority, instrumentality or other body exercising executive, legislative, judicial, regulatory or administrative functions of government in each case having jurisdiction over the Company or any of its Subsidiaries.

     "Indemnification Cap" has the meaning specified in Section 9.06(a).

     "Indemnifying Party" has the meaning specified in Section 9.04(a).

     "Intellectual Property" means any and all of the following in any jurisdiction throughout the world: (i) inventions (whether or not patentable or reduced to practice), patents, patent applications and patent disclosures and improvements thereto together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions and reexaminations thereof, (ii) trademarks, service marks, trade dress, trade names, slogans, logos, designs, Internet domain names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof, and all goodwill associated with any of the foregoing, and all applications, registrations and renewals in connection therewith, (iii) copyrights and works of authorship and all applications, registrations and renewals in connection therewith, (iv) computer software (including source code, executable code, data, data bases, firmware and related documentation), (v) trade secrets and other confidential information (including, ideas, formulas, recipes, compositions, know-how, manufacturing and production processes and techniques, research and development, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, customer and supplier lists and price and cost information) and all advertising and promotional materials, (vi) all other intellectual property and proprietary rights, and (vii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

     "Kerridge" has the meaning specified in Section 3.04(d)(iii).

     "Knowledge of Buyer" or words of like import means, with respect to the existence or absence of a fact, the actual knowledge of an officer of Buyer, or any knowledge they would have after conducting a reasonable inquiry of the subject matter in question.

     "Knowledge of Seller" or words of like import means, with respect to the existence or absence of a fact, the actual knowledge of Seller or any officer of the Company or any of its Subsidiaries, or any knowledge they would have after conducting a reasonable inquiry of the subject matter in question.

     "Law" or "Laws" mean all statutes, regulations, ordinances, laws, rules, orders, codes, decrees, judgments, consent decrees, writs, injunctions, acts or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Entity.

     "Lien" or "Liens" means, with respect to any asset, including the assets of the Company or any of its Subsidiaries or the Shares, any and all mortgages, liens, claims, charges, pledges, or other encumbrances of any nature whatsoever, including without limitation licenses, leases, chattel or other mortgages, collateral security arrangements, pledges, title imperfections, defect or objection liens, security interests, conditional and installment sales agreements, charges, easements, encroachments or restrictions, rights of third parties, or any other interests of any kind or character whatsoever.

     "Losses" means all damages, losses, deficiencies, liabilities, claims, actions, demands, judgments, fines, fees, costs and expenses (including without limitation reasonable legal and accountants' fees).

     "Material Adverse Effect" means a material and adverse effect upon (i) the Business, operations, assets, liabilities, condition (financial or otherwise), cash flows, properties or operating results of the Company and its Subsidiaries taken as a whole, or (ii) the ability of the Company or Seller to consummate the transactions contemplated hereby or perform their respective obligations hereunder.

     "Meredith" has the meaning specified in Section 3.04(d)(iii).

     "Permits" has the meaning specified in Section 4.15.

     "Person" means any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, limited liability company, joint stock company, trust, or unincorporated organization, or any governmental agency, officer, department, commission, board, bureau, or instrumentality thereof.

     "Proceedings" has the meaning specified in Section 4.08(b).

     "Purchase Price" has the meaning specified in Section 2.01(b).

     "Real Property" has the meaning specified in Section 4.11.

     "Restricted Stock Award Agreement" has the meaning specified in Section 3.02(i).

     "Returns" means any return, report, information report, declaration, estimate, return statement or filing with respect to Taxes, including any schedules or attachment thereto and including any amendment thereof.

     "Savill" has the meaning specified in Section 3.04(d)(iii).

     "Secondment Agreement" has the meaning specified in Section 3.04(d)(v).

     "Seller" has the meaning specified in the preamble of this Agreement.

     "Sequor" has the meaning specified in Section 3.04(d)(iii).

     "Shareholders Termination Agreement" has the meaning specified in Section 3.02(f).

     "Shares" has the meaning specified in the Preliminary Statements of this Agreement.

     "Subsidiaries" means each of (i) Sequor Systems Limited; (ii) Sequor Systems FZE; (iii) Persequor Holdings I Limited; and (iv) Persequor Holding I FZE.

     "Tax" or "Taxes" mean all taxes (including without limitation all income tax, excise, value added taxes, occupancy, employment, unemployment compensation, ad valorem, customs duties, transfer, privilege, property, franchise, license, payroll, social security, sales and use, and any other tax or similar governmental charge or imposition under applicable Laws), levies, imposts, fees, impositions, assessments and other governmental charges of any nature imposed upon a Person, and all related additions to tax, penalties or interest thereon.

     "Taxing Authority" means any Governmental Entity having responsibility for the imposition of any Tax.

     "Third-Party Claim" has the meaning specified in Section 9.04(a).

                                   ARTICLE XI
                                 MISCELLANEOUS

     SECTION 11.01. ASSIGNMENT; THIRD PARTIES; BINDING EFFECT. The rights under this Agreement are not assignable nor are the duties delegable by a party without the written consent of the other party first having been obtained, and any attempted assignment or delegation without such consent will be null and void; provided, however, that the rights and duties of Buyer under this Agreement are assignable or delegable by Buyer without the advance consent of Seller to a party controlled by, controlling or under common control with Buyer so long as Buyer guarantees the performance of such transferee of Buyer's obligations hereunder. Nothing contained in this Agreement is intended to convey upon any person or entity, other than the parties and their successors in interest and permitted assigns, any rights or remedies under or by reason of this Agreement unless expressly stated. All covenants, agreements, representations and warranties of the parties contained in this Agreement are binding on and will inure to the benefit of the respective successors and permitted assigns of the parties hereto.

     SECTION 11.02. EXPENSES. Buyer and Seller will bear their own respective expenses, including without limitation, counsel and accountants' fees, in connection with the preparation and negotiation of, and transactions contemplated under, this Agreement; provided, however, that expenses, including reasonable legal fees, incurred by one party to enforce the terms of this Agreement shall be recoverable against the breaching party.

     SECTION 11.03. NOTICES. All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed duly given, unless otherwise expressly indicated to the contrary in this Agreement,
(i) when personally delivered, (ii) upon receipt of a telephonic facsimile transmission with a confirmed telephonic transmission answer back, or (iii) three (3) days after having been deposited with an international overnight courier service, addressed to the parties or their permitted assigns at the following addresses (or at such other address or number as is given in writing by either party to the other) as follows:

          To Buyer:       Brightpoint Holdings B.V.
                          c/o Brightpoint, Inc.
                          501 Airtech Parkway

                          Plainfield, Indiana 46168
                          Facsimile No.: (317) 707-2514
                          Attention: General Counsel

          With a copy to: Ice Miller LLP
                          One American Square
                          Suite 3100
                          Indianapolis, Indiana 46282-0200
                          Facsimile No.: (317) 592-4637
                          Attention: Joseph E. DeGroff

          To Seller:      John Alexander Du Plessis Currie
                          Persequor Limited
                          c/o Persequor Holding I FZE
                          205 East Wing
                          P.O. Box 54704
                          Dubai Airport Free Zone
                          Dubai, United Arab Emirates
                          Facsimile No.: +971-4-299-0299

          With a copy to: Hadef Al Dhahiri & Associates
                          18th Floor, Dubai World Trade Centre
                          Sheikh Zayed Road
                          P.O. Box 37172
                          Dubai, United Arab Emirates
                          Facsimile No.: +971-4-332-3222
                          Attention: Sadiq Jafar/Mike Lunjevich

     SECTION 11.04. REMEDIES NOT EXCLUSIVE. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and will be in addition to every remedy given under this Agreement or now or subsequently existing, at law or in equity, by statute or otherwise. The election of any one or more remedies by Buyer or Seller will not constitute a waiver of the right to pursue other available remedies.

     SECTION 11.05. COUNTERPARTS/FACSIMILE SIGNATURES. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. The parties agree that for purposes of negotiating and finalizing this Agreement, any signed documentation, including this Agreement and any subsequent amendments, transmitted by facsimile machine shall be treated in all manners and in all respects as an original document and shall have the same binding legal effect as an original contract. The signature of any party shall be considered for these purposes an original signature. At the request of any party, any facsimile document shall be re-executed by all parties in an original form.

     SECTION 11.06. CAPTIONS AND SECTION HEADINGS. Captions and section headings are for convenience only, are not a part of this Agreement and may not be used in construing it.

     SECTION 11.07. WAIVERS. Any failure by any of the parties to comply with any of the obligations, agreements or conditions set forth in this Agreement may be waived by the other party or parties, but any such waiver will not be deemed a waiver of any other obligation, agreement or condition contained herein.

     SECTION 11.08. AMENDMENTS, SUPPLEMENTS OR MODIFICATIONS. Each of the parties agrees to cooperate in the effectuation of the transactions contemplated by this Agreement and to execute any and all additional documents and to take such additional action as is reasonably necessary or appropriate for such purposes. This Agreement may be amended, or any provision of this Agreement may be waived upon the approval, in a writing, executed by Buyer and Seller. No course of dealing between the parties hereto shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party or such holder under or by reason of this Agreement.

     SECTION 11.09. ENTIRE AGREEMENT. This Agreement, including any certificate, schedule, agreement exhibit or other document delivered pursuant to its terms, constitutes the entire agreement between the parties. There are no verbal agreements, representations, warranties, undertakings or agreements between the parties, and this Agreement may not be amended or modified in any respect, except by a written instrument signed by the parties to this Agreement.

     SECTION 11.10. GOVERNING LAWS. This Agreement is to be governed by and construed in accordance with the internal laws of the State of Indiana, without regard to the conflicts of law principles of any jurisdiction to the contrary. For actions arising in connection with this Agreement, the proper venue shall be in a federal or state court in Indianapolis, Indiana, and the parties agree to submit to the exclusive jurisdiction of such court.

     SECTION 11.11. INTERPRETIVE RULES. For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires:
(a) defined terms include the plural as well as the singular and the use of any gender shall be deemed to include the other gender; (b) references to "Articles," "Sections" and other subdivisions and to "Schedules" and "Exhibits" without reference to a document, are to designated Articles, Sections and other subdivisions of, and to Schedules and Exhibits to, this Agreement; (c) the use of the term "including" means "including but not limited to"; and (d) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision.

     SECTION 11.12. PRESS RELEASE AND ANNOUNCEMENTS. None of the parties hereto nor any of their respective representatives shall issue any press releases or make any public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto. Notwithstanding the foregoing, any such press release or public announcement may be made if required by applicable Law or a securities exchange rule; provided, however, that the party required to make such press release or public announcement shall, to the extent possible, confer with the other parties concerning the timing and content of such press release or public announcement before the same is made.

     SECTION 11.13. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable Law or rule in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     SECTION 11.14. NO STRICT CONSTRUCTION. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

                      [SIGNATURES BEGIN ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties have duly executed this Agreement on the Execution Date, to be effective as of January 1, 2006.

                                        "BUYER"

                                        BRIGHTPOINT HOLDINGS B.V.


                                        By: /s/ STEVEN E. FIVEL
                                            ------------------------------------
                                        Printed: STEVEN E. FIVEL
                                        Title: DIRECTOR


                                        "SELLER"


                                        /s/ John Alexander Du Plessis Currie
                                        ----------------------------------------
                                        John Alexander Du Plessis Currie

                     LIST OF OMITTED SCHEDULES AND EXHIBITS

4.01.    Organization and Standing; Authority
4.03.    Subsidiaries
4.04.    Transactions with Certain Persons
4.05.    Financial Statements
4.06.    Outstanding Debt and Related Matters
4.08.    Compliance with Laws; No Default or Litigation
4.10.    Absence of Undisclosed Liabilities
4.11(a). Real Property
4.11(b). Real Property
4.13.    Intellectual Property
4.14(a). Contracts
4.14(b). Contracts
4.15.    Permits
4.16(a). Labor Relations; Employees
4.16(b). Labor Relations; Employees
4.16(c). Labor Relations; Employees
4.17.    Employee Benefit Plans
4.18.    Environmental, Health and Safety Matters
4.19.    Bank Accounts
4.20.    Absence of Certain Business Practices
4.22.    Directors and Officers
4.26.    Litigation
4.27.    Divested Entity Liabilities
5.01.    Consents and Approvals
6.03.    Consents and Approvals
6.04.    Litigation

Exhibit A  Issued and Outstanding Shares of the Company
Exhibit B  Key Employees